Exhibit 99.1

Altaba Inc.

Unaudited Consolidated Statement of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2018	June 30, 2018
ASSETS
Cash	$11,207	$2,635
Foreign currency (cost $489)	487	325
Receivable for investments sold	702,242	144,369
Interest receivable	14,720	14,996
Unaffiliated investments, at value including:	15,497,570	6,270,810
Marketable securities, $15,216,763 as of September 30, 2018
Equity securities and call options, $280,807 as of September 30, 2018
Affiliated investments	46,682,054	77,735,704
Investment in controlled affiliate	250,000	635,000
Other assets	78,060	155,087

Total assets	$63,236,340	$84,958,926

LIABILITIES
Deferred tax liabilities on unrealized appreciation	$9,938,988	$16,233,595
Income tax payable related to Alibaba and Yahoo Japan sales	4,030,335	—
Margin loan payable	3,081,088	3,045,770
Convertible notes	1,327,417	1,406,409
Deferred and other tax liabilities	1,634,664	1,284,425
Written warrants (premiums received $91,510)	124,300	217,774
Payable for investments purchased	49,782	82,435
Payable to directors, officers and employees	11,230	7,312
Payable to advisors	610	637
Other liabilities	131,331	53,694

Total liabilities	$20,329,745	$22,332,051

Net assets	$42,906,595	$62,626,875

Shares outstanding	602,597,331	800,508,196
NAV per share	$71.20	$78.23

Shares outstanding rollforward:
Shares outstanding at June 30, 2018	800,508,196
Tender offer	(195,000,000)
Share repurchases	(2,910,865)

Shares outstanding at September 30, 2018	602,597,331